SUB-ITEM 77M
Mergers

Nuveen Diversified Currency Opportunities Fund f/k/a
Nuveen Multi-Currency Short-Term Government Income
Fund

333-140868
811-22018



On December 7, 2012 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the MLP & Strategic Equity Fund Inc. were transferred to the Nuveen Diversified Currency Opportunities Fund. The circumstances and details of the reorganization are contained in the SEC filing on September 26, 2012, under Conformed Submission Type DEF N 14 8C, accession number 0001193125-12-406849, which materials are herein incorporated by reference.